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EXHIBIT 5.1

December 23, 2003

Impac Mortgage Holdings, Inc.

1401 Dove Street

Newport Beach, California 92660

Re:	$500,000,000 Aggregate Offering Price of Securities of Impac Mortgage Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion letter is included as Exhibit 5.1, relating up to $500,000,000 aggregate initial offering price of a presently indeterminate amount of the following:

(i)	shares of the Company’s common stock, $.01 par value per share (the “Common Stock”);

(ii)	one or more classes or series of shares of the Company’s preferred stock, $.01 par value per share (the “Preferred Stock”);

(iii)	one or more series of debt securities, any series of which may be either senior debt securities or subordinated debt securities (the “Debt Securities”);

(iv)	warrants representing the rights to purchase shares of Common Stock, Preferred Stock and/or Debt Securities (the “Warrants”); and

(v)	units representing ownership of Common Stock, Preferred Stock, Debt Securities, Warrants or any combination(s) thereof (the “Units” and together with the Common Stock, Preferred Stock, Debt Securities and Warrants, the “Securities”).

The Securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, and as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (each, a “Prospectus Supplement”), at an aggregated public offering not to exceed $500,000,000. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

Unless otherwise provided in any Prospectus Supplement relating to a particular series of Debt Securities, the Debt Securities will be issued pursuant to one or more senior indentures or one or more subordinated indentures (each, an “Indenture” and collectively, the “Indentures”) between the Company and a financial institution (each, a “Trustee”) to be identified therein in either of the respective forms that are included as exhibits to the Registration Statement. Any Debt Securities may be convertible into shares of Common Stock or other securities of the Company. The Warrants will be issued under one or more warrant agreements to be filed as an exhibit or exhibits to the Registration Statement at or prior to such time as the Prospectus Supplement relating to the Warrants to be offered is filed with the Commission (each, a “Warrant Agreement”). Each Warrant

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Impac Mortgage Holdings, Inc.

December 23, 2003

Agreement will be between the Company and a financial institution to be identified therein as warrant agent (each, a “Warrant Agent”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, including the exhibits filed therewith, the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended or supplemented, the Company’s Bylaws, as amended, and the corporate resolutions and other actions of the Company that authorize and provide for the issuance of the Securities covered by this opinion letter, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts so relied on.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

The opinions expressed in this opinion letter are limited to, applicable federal securities laws of the United States, only as it relates to the Debt Securities in connection with numbered paragraph 1, the law of the State of New York and only as it relates to the Warrants in connection with numbered paragraph 2, the laws of the State of New York and California, as applicable. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1. With respect to any series of Debt Securities to be issued under an Indenture, when (a) the Indenture and the applicable supplement, if any, to the Indenture has been duly authorized and validly executed and delivered by the Company, or the applicable Board Resolution has been duly authorized and duly executed and delivered by the Company, or the applicable Officer’s Certificate has been validly executed and delivered by a duly authorized officer of the Company, in each case in accordance with the terms of the Indenture, (b) the Indenture, as then and theretofore supplemented, has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the Company has taken all necessary action to authorize and approve the issuance and terms of such series of Debt Securities, the terms of the offering thereof and related matters and (d) the Debt Securities of such series have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the applicable definitive purchase agreement, underwriting or similar agreement approved by the board of directors of the Company, upon payment (or delivery) of the consideration therefor provided for therein, the Debt Securities of such series, including the Debt Securities that form a part of any Units and Debt Securities issuable upon exercise of any Warrants, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Kirkpatrick & Lockhart LLP

Impac Mortgage Holdings, Inc.

December 23, 2003

2. With respect to Warrants to be issued under a Warrant Agreement, when (a) the Company has taken all necessary action to approve the issuance and terms of such Warrants, the terms of the offering thereof and related matters, (b) the Warrant Agreement has been duly authorized and duly executed and delivered by the Company, and (c) such Warrants have been duly executed, issued and delivered in accordance with the terms of the Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company, upon payment (or delivery) of the consideration therefor provided for therein, such Warrants, including the Warrants that form a part of any Units, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions set forth above are subject to the following additional assumptions:

(a) the Registration Statement, any amendments thereto (including post-effective amendments) and any additional registration statement filed under Rule 462 under the Securities Act, will have been declared effective under the Securities Act and such effectiveness shall not have been terminated, suspended or rescinded;

(b) all Securities will be issued and sold in compliance with applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the appropriate Prospectus Supplement and there will not have occurred any change in law or fact affecting the validity of any of the opinions rendered herein;

(c) in the case of an Indenture, Warrant Agreement or other agreement pursuant to which any Securities are to be issued, there will have been no additions, deletions or modifications of the terms or provisions contained in the forms thereof included as exhibits to the Registration Statement that would affect the validity of any of the opinions rendered herein;

(d) a definitive purchase, underwriting or similar agreement and any other necessary agreements with respect to any Securities offered or issued will have been duly authorized and duly executed and delivered by the Company and the other parties thereto; and

(e) the final terms of any of the Securities (including any Securities comprising the same or subject thereto), and when issued, the issuance, sale and delivery thereof by the Company, and the incurrence and performance of the Company’s obligations thereunder or respect thereof in accordance with the terms thereof, will comply with, and will not violate, the Company’s Amended and Restated Articles of Incorporation, as amended or supplemented, or Bylaws, as amended, or any applicable law, rule or regulation, or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or to which the issuance, sale and delivery of such Securities or the incurrence and performance of such obligations may be subject or violate any applicable public policy, or be subject to any defense in law or equity.

To the extent that the obligations of the Company under the Indentures and any supplemental indentures may be dependent upon such matters, we assume for purposes of this opinion that the Trustees thereunder will be duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; that the Trustees thereunder will be duly qualified to engage in the activities contemplated by the applicable Indentures; that the Indentures and any supplemental Indenture will have been duly authorized, executed and delivered by the respective Trustees and will constitute the valid and binding obligations of the respective Trustees, enforceable against the respective Trustees in accordance with their respective terms; that the Trustees will be in compliance, with respect to acting as a trustee under the applicable Indentures and any

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Impac Mortgage Holdings, Inc.

December 23, 2003

supplemental Indentures, with all applicable laws and regulations; that the Trustees will have the requisite organizational and legal power and authority to perform their obligations under the respective Indentures and any supplemental indentures; and that the Trustees will have been qualified under the Trust Indenture Act of 1939, as amended, and a Form T-1 shall have been properly filed as an exhibit to the Registration Statement.

To the extent that the obligations of the Company under each Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Warrant Agent thereunder will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent will be duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement will have been duly authorized, executed and delivered by the Warrant Agent and will constitute the valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent will be in compliance, with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent will have the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

The opinions above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally; (b) general principles of equity, whether such principles are considered in a proceeding of law or at equity; and (c) an implied covenant of good faith, reasonableness and fair dealing and standards of materiality.

We express no opinion as to any provision in any Indenture or Warrant Agreement (i) that purports to be a waiver of forum non conveniens; (ii) that relates to judgments in currencies other than U.S. dollars; (iii) that releases, exculpates or exempts a party from, or requires indemnification or contribution of a party for, liability for its own negligence or misconduct; (iv) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (v) that purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (vi) that purports to prohibit the assignment of rights that that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; (vii) that purports to require that amendments to any agreement be in writing; (viii) relating to powers of attorney, severability or set-off; (ix) that purports to limit access exclusively to any particular courts; and (x) providing that decisions by a party are conclusive or may be made in its sole discretion. We express no opinion concerning whether a U.S. federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any agreement or the transactions contemplated thereby.

Furthermore, with respect to the Indentures, we express no opinion, and assume no responsibility, with respect to the following:

(i) the enforceability of Section 2.09 of the Indenture and other provisions of the Indenture that purport to provide rights and benefits to persons that are not parties to the Indenture, particularly in light of Section 13.12 of the Indenture;

(ii) the enforceability of Article III of the Indenture to the extent that the provisions thereof may be subject to any limitations, restrictions and rights afforded by the laws of the State of Maryland;

(iii) the enforceability of Section 6.01(c) of the Indenture as it relates to the Events of Default set forth under Section 6.01(a)(4) and (5) to the extent that such provision may conflict with federal bankruptcy law;

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Impac Mortgage Holdings, Inc.

December 23, 2003

(iv) the enforceability of Section 6.04 of the Indenture to the extent that it may conflict with federal bankruptcy law, in which case such provision may be deemed void or voidable under federal bankruptcy law;

(v) the enforceability of Section 12.01 of the Indenture to the extent that it provides that no recourse may be had against any successor of the Company or any stockholder of the Company that may be a controlling stockholder under federal securities laws;

(vi) the enforceability of the second sentence of Section 13.06 of the Indenture inasmuch as a court of competent jurisdiction may deem itself not to be bound by such provision in interpreting the Indenture; and

(vii) the enforceability of Section 13.09 of the Indenture to the extent that its enforceability may depend on issues of federal preemption.

To the extent that New York law is chosen as the governing law in the Indentures or the Warrants, our opinions assume that the provisions in the Indenture or Warrant Agreement, as applicable, choosing New York law to govern the terms of the Debt Securities and/or the provisions of any Warrant Agreement choosing New York law to govern the terms of the Warrants will be enforced under Section 5-1401 of the New York General Obligations Law or that any court deciding any dispute involving the Indentures or the Warrants will apply New York law by concluding that New York law bears a sufficient relationship to the relevant transaction to support the application of New York internal law consistent with due process.

If and to the that extent California law or New York law is applied to the Warrants, and with respect to the application of New York law to the Debt Securities, our opinions are also subject to the following exceptions, limitations and qualifications:

(a) the unenforceability under certain circumstances of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

(b) the discretion of any court of competent jurisdiction in awarding equitable remedies, including, but not limited to, specific performance or injunctive relief, and limitations imposed by federal or state securities laws; and

(c) the net impact or result of any conflict of laws between or among laws of competing jurisdictions and the applicability of the law of any jurisdiction in such instance other than California and New York. In addition, we express no opinion as to whether a New York State or U.S. federal court sitting therein or a California State or U.S. federal court sitting therein would determine that certain provisions of the Debt Securities or the Warrants that relate to corporate matters, including any limitations on and rights of warrantholders and debtholders, were governed by and subject to the laws of the State of Maryland, the Company’s state of incorporation;

If and to the extent California law is applied to the Warrants, our opinion is also subject to the following exceptions, limitations and qualifications:

(a) the limitations imposed by a California court that might not permit the exercise or attempted exercise of any right or remedy provided in any agreement if such exercise or attempted exercise is deemed to be in breach of the covenant of good faith and fair dealing implied under California law to exist in all agreements or if a party seeking to exercise the same fails to act in a commercially reasonable manner;

Kirkpatrick & Lockhart LLP

Impac Mortgage Holdings, Inc.

December 23, 2003

(b) the limitations imposed by California law and court decisions relating to the strict enforcement of certain covenants in contracts absent a showing of damage or increased risk to the party seeking enforcement (such covenants may include, without limitation, covenants to provide reports or notices and covenants restricting rights of assignment);

(c) the effect of certain California court decisions indicating that a California court would probably refuse to give strict and literal effect to contractual provisions if it concluded that enforcement of such provisions, on the basis of the facts and circumstances then before such court, was not reasonably necessary to protect the rights and interest of the party seeking enforcement;

(d) the enforceability under certain circumstances of contractual provisions respecting various self-help or summary remedies without notice or opportunity for hearing or correction, especially if their operation would work a substantial forfeiture or impose a substantial penalty upon the burdened party;

(e) the unenforceability under certain circumstances of provisions waiving vaguely or broadly stated rights or unknown future rights and of provisions stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of some particular remedy or remedies does not preclude recourse to one or more others;

(f) the effect of Section 1670.5 of the California Civil Code, which provides that if a court as a matter of law finds a contract or any clause of a contract to have been “unconscionable” at the time it was made, the court may refuse to enforce the contract, or the court may enforce the remainder of the contract without the “unconscionable” clause so as to avoid an “unconscionable” result. That Section also permits parties to present evidence as to the commercial setting, purpose and effect of any contract or clause thereof claimed to be “unconscionable” to aid the court in making its determination; and

(g) the effect of Trident Center v. Connecticut General Life Ins. Co., 847 F.2d 564 (9th Cir. 1988), in which the Ninth Circuit Court of Appeals, applying what it said was California law, held parol evidence was admissible to vary the provisions of an unambiguous agreement. To the extent that Trident accurately expresses California law on the subject matter, our opinion assumes that no party to any agreement or document referenced herein in any action seeking to enforce it offers any parol evidence that varies the express provisions of said agreement or document.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ KIRKPATRICK LOCKHART LLP